Exhibit 2.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT (A) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL OR (B) IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (as amended, restated, or otherwise modified from time to time in accordance with its terms, this “Agreement”), dated and effective June 18, 2025 (the “Signing Date”), is between Ron Hoover Companies, Inc., a Texas corporation (“Purchaser”), and Lazydays RV of Oklahoma, LLC, a Delaware limited liability company (“Seller”, and collectively with Purchaser, the “Parties”, and each, a “Party”).

RECITALS

A.  Seller is in the business of operating a dealership for the sale and service of new and used recreational vehicles (the “Business”) located at the real property commonly known as 24655 S. Highway 66, Claremore, OK 74019 (the “Leased Real Property”).

B.  Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of the assets of the Business, upon the terms and conditions set forth in this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements herein and for valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1  Definitions. Each capitalized term used but not otherwise defined in this Agreement has the meaning given to it in Exhibit A.

ARTICLE 2

PURCHASE AND SALE

2.1  Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser will purchase from Seller, all rights, title, and interest in, to, and under the Acquired Assets, free and clear of all Encumbrances other than Permitted Encumbrances. “Acquired Assets” means the following properties, assets, and/or rights of Seller that are used or held for use in connection with the Business:

(a)  all Inventory;

(b)  all fixtures, equipment, machinery, tools, office equipment, supplies, accessories, computers, telephones, furniture, furnishings, and other tangible personal property and fixed assets;

(c)  any cash paid to Seller by a customer of the Business, whether prior to or after the Closing, with respect to services to be performed or goods to be provided by Purchaser as operator of the Business after the Closing, including, without limitation, customer deposits (“We Owes”) (which shall be deemed transferred by Seller to Purchaser upon a deduction from the Net Cash to Seller in the Flow of Funds Memorandum equal to the amount of such cash in lieu of Seller transferring cash to Purchaser);

(d)  all rights and receivables relating to works for maintenance, repair or replacements for customers of the Business that are in process and not completed as of the Closing (“WIP”);

(e)  (i) all customer orders for recreational vehicles arising in the Ordinary Course of Business and (ii) the other Contracts, if any, set forth on Schedule 2.1(e) (a first draft of which schedule will be delivered by Seller to Purchaser within 10 Business Days after the Signing Date, and a final version of which will be agreed between Seller and Purchaser prior to the Closing) (the Contracts in clauses (i) and (ii), collectively, the “Assigned Contracts”) and all rights (including rights of refund and offset), privileges, customer deposits, claims, causes of action, and options relating or pertaining to the Assigned Contracts;

(f)  the transferrable Permits, if any, set forth on Schedule 2.1(f) (a first draft of which schedule will be delivered by Seller to Purchaser within 10 Business Days after the Signing Date, and a final version of which will be agreed between Seller and Purchaser prior to the Closing);

(g)  all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Acquired Assets, or the Assumed Liabilities, whether known or unknown, matured or unmatured, accrued or contingent, including rights of recovery, rights of warranty and indemnity, rights of set-off and rights of recoupment, whether arising by way of counterclaim or otherwise;

(h)  all rights under warranties, net parts return privileges under an applicable manufacturer’s parts return plans, indemnities, and all similar rights against third parties to the extent arising from any of the other Acquired Assets;

(i)  all (i) customer files; (ii) customer lists; (iii) vendor and supplier lists; (iv) business telephone numbers; (v) machinery and equipment maintenance files; (vi) information related to accounts, personnel and referral sources, customers and prospective customers, and billing records and (vii) social media accounts and passwords (provided that Purchaser is not acquiring and has no right to use any trade name of Seller including any use of “Lazydays”), in each case whether evidenced in writing or electronic data (the “Acquired Information”);

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(j)  all goodwill and the going concern value of the Business and/or the foregoing items (the “Acquired Goodwill”); and

(k)  all other properties, assets, and/or rights, the value of which is included pursuant to the Purchase Price Calculation Schedule and/or in the Flow of Funds Memorandum.

2.2  Excluded Assets. Notwithstanding anything herein to the contrary, Seller shall not be obligated to sell, assign, convey, transfer, or deliver to Purchaser, Seller shall keep and retain, and Purchaser shall not purchase, acquire, or accept, all of the assets, rights, and properties of Seller, whether or not relating to the operations of the Business by Seller, which are not expressly identified as Acquired Assets (collectively, the “Excluded Assets”). The Excluded Assets include, without limitation:

(a)  all cash and cash equivalents (except as expressly set forth in Section 2.1(c));

(b)  all accounts receivable, including contracts in transit (except as expressly set forth in Section 2.1(d));

(c)  all rebates payable to Seller (including volume rebates earned by achieving purchase levels and any specially negotiated rebates or incentives);

(d)  all assets and rights relating to any Benefit Plans ever maintained by Seller or its Affiliates or covering employees of Seller or its Affiliates or to which Seller or its Affiliates has made any contribution or under which Seller or its Affiliates could be subject to any liability;

(e)  all Contracts that are not Assigned Contracts (the “Excluded Contracts”) (it being agreed that the Excluded Contracts includes all dealer sales and service agreements for the Business and all agreements relating to dealer management systems (“DMS”));

(f)  all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (except as expressly set forth in Section 2.1(c) or Section 2.1(e));

(g)  all information, records and documents, in whatever form, which do not constitute Acquired Information, including, without limitation, Seller’s organizational documents, minute books and Tax Returns;

(h)  all rights of Seller under this Agreement and the Ancillary Documents;

(i)  all correspondence or records of Seller that constitute attorney-client privileged communications, attorney-client work product or other confidential communications;

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(j)  all rights to any action, suit or claim of any nature arising prior to the Closing available to or being pursued by Seller to the extent it relates to an Excluded Asset or an Excluded Liability, whether arising by way of counterclaim or otherwise;

(k)  all insurance policies of Seller and all rights to applicable claims and proceeds thereunder for claims arising prior to the Closing;

(l)  all Business Intellectual Property (other than the Acquired Goodwill and Acquired Information), together with all income, royalties, damages, and payments due or payable as of the Closing or thereafter (including damages and payments for past or future infringements or misappropriations thereof) with respect thereto, the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world, and all copies and tangible embodiments of any such Business Intellectual Property, including all advertising, marketing, and promotional materials and all other printed or written materials, including website content;

(m)  (i) Seller’s DMS and servers containing such DMS and (ii) all emails and email accounts of employees of the Business; and

(n)  the assets specifically described on Schedule 2.2(n) (which schedule will be delivered by Seller to Purchaser within 10 Business Days after the Signing Date), if any, and all rights related thereto.

2.3  Assumed Liabilities. In connection with the purchase and sale of the Acquired Assets pursuant to this Agreement, at the Closing, Purchaser shall assume and pay, discharge, perform, or otherwise satisfy the following liabilities (collectively, the “Assumed Liabilities”):

(a)  all liabilities under the Assigned Contracts first arising and accruing from and after the Closing;

(b)  all liabilities of Seller to perform the WIP from and after the Closing; and

(c)  all liabilities of Seller to perform the We Owes from and after the Closing

2.4  Excluded Liabilities. Regardless of whether a liability is disclosed herein or on any schedule or exhibit hereto, except as set forth in Section 2.3, Purchaser shall not assume, and under no circumstances, including as a successor to Seller, shall Purchaser be obligated to pay, perform, or discharge, and none of the Acquired Assets shall be or become liable for or subject to, any claim, demand, cost, expense, commitment, duty to perform, or liability of any kind, whether direct or indirect, primary or secondary, known or unknown, fixed or contingent, recorded or unrecorded, liquidated or unliquidated, due or to become due, asserted or unasserted, of Seller, whether or not resulting from or arising out of any acts or omissions of Seller or any Representative of the Business or related in any way to the Business with respect to any period prior to the Closing (all of the foregoing, collectively, the “Excluded Liabilities”).

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2.5  Purchase Price; Payment.

(a)  Purchase Price. The total consideration for Purchaser’s purchase of the Acquired Assets and assumption of the Assumed Liabilities at the Closing shall be a dollar amount, as agreed in good faith by the Parties at or before the Closing, calculated pursuant to the Purchase Price Calculation Schedule attached as Exhibit B (the “Purchase Price”).

(b)  Net Cash to Seller. “Net Cash to Seller” shall be an amount equal to:

(i)  the Purchase Price;

(ii)  minus the amount of Unpaid Secured Debt; and

(iii)  minus the amount of Unpaid Transaction Fees.

(c)  Payments. Upon the terms and conditions of this Agreement, at the Closing, Purchaser shall pay (or cause to be paid):

(i)  to Seller, by wire transfer of immediately available funds to an account designated in writing by Seller to Purchaser prior to the Closing Date, an amount equal to the Net Cash to Seller;

(ii)  to such Persons to whom Unpaid Secured Debt is to be paid, by wire transfer of immediately available funds to the account(s) designated by such Persons, the amounts set forth in the Flow of Funds Memorandum and in the payoff letters (“Debt Payoff Letters”) executed by such Persons that are in a form acceptable to Purchaser and provided by Seller to Purchaser prior to or on the Closing Date, which payoff letters must include arrangements in customary form and substance reasonably satisfactory to Purchaser regarding the termination and release of all Encumbrances securing such Unpaid Secured Debt; and

(iii)  to such Persons to whom Unpaid Transaction Fees are to be paid, by wire transfer of immediately available funds to the account(s) designated by such Persons, the amounts set forth in the Flow of Funds Memorandum and in the payoff statements, invoices or letters executed by such Persons that are in a form reasonably satisfactory to Purchaser and provided by Seller to Purchaser prior to or on the Closing Date.

2.6  Withholding Tax. With prior written notice to Seller, Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of Tax Law. All such amounts withheld and paid to a Governmental Authority shall be treated as delivered to Seller hereunder.

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2.7  Allocation of Purchase Price. The Parties agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets and the obligations of the Parties hereunder for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within ninety (90) days following the Closing Date. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Purchaser’s receipt of Seller’s notice of objection, such dispute shall be resolved by a mutually agreeable, impartial nationally or regionally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants. The fees and expenses of such accounting firm shall be borne equally by Seller and Purchaser. Seller and Purchaser agree to file their respective IRS Forms 8594 and all federal, state, and local Tax returns in accordance with the Allocation Schedule.

ARTICLE 3
CLOSING

3.1  Time and Place.

(a)  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place within two Business Days after the date on which all of the conditions to the Closing set forth in ARTICLE 7 have been satisfied or waived by the Party entitled to waive the same, or on such other date selected by the Parties by mutual written consent (the date on which the Closing occurs, the “Closing Date”), via electronic exchange of copies of the executed documents contemplated by Section 3.2 and Section 3.3 and delivery of the applicable funds contemplated by Section 2.5(c). The Closing shall be deemed to be effective as of the open of business hours on the Closing Date. The Closing shall occur simultaneously with the closing contemplated by the Real Estate Purchase Agreement, and there is no circumstance under which one of such closings may occur without the other closing simultaneously occurring.

3.2  Seller’s Obligations at Closing. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following, in form and substance reasonably satisfactory to Purchaser:

(a)  a bill of sale and assignment and assumption agreement (the “Bill of Sale and Assignment and Assumption Agreement”) between Seller and Purchaser to transfer the Acquired Assets and effect the assignment by Seller and assumption by Purchaser of the Assigned Contracts and the Assumed Liabilities, duly executed by Seller;

(b)  a certificate duly executed by Seller, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c) are satisfied;

(c)  all Debt Payoff Letters;

(d)  a termination agreement with respect to the Lease, duly executed by Seller and LD Real Estate; and

(e)  a flow of funds memorandum and supporting closing workbook in Excel format and in a customary form for comparable transactions in the industry and as reasonably agreed between the Parties (the “Flow of Funds Memorandum”), duly executed by Seller.

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3.3  Purchaser’s Obligations at Closing. At the Closing, Purchaser shall:

(a)  make the payments specified in Section 2.5(c); and

(b)  deliver, or cause to be delivered, the following in form and substance satisfactory to Seller:

(i)  the Bill of Sale and Assignment and Assumption Agreement, duly executed by Purchaser;

(ii)  a certificate duly executed by Purchaser, dated as of the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied; and

(iii)  the Flow of Funds Memorandum, duly executed by Purchaser.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform this Agreement, Seller hereby represents and warrants to Purchaser that the following statements are true and correct as of the Signing Date, except as set forth on the disclosure schedules delivered by Seller to Purchaser within 10 Business Days after the Signing Date (the “Disclosure Schedules”):

4.1  Organization and Good Standing. Seller is duly organized and validly existing as a limited liability company under the Laws of the State of Delaware and has full power and authority to carry on the Business and to own and operate the Acquired Assets. Schedule 4.1 sets forth each jurisdiction in which Seller is licensed or qualified to do business with respect to the Business. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Acquired Assets or the operation of the Business makes such licensing or qualification necessary.

4.2  Authorization; Enforceability. Seller has full power and authority to execute, deliver, and perform this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Seller’s execution and delivery of this Agreement and each of the Ancillary Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes a legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting the rights and remedies of creditors and by general principles of equity (whether applied in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”). When each Ancillary Document to which Seller is a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by the other parties thereto), such document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

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4.3  No Conflicts; Consents. Seller’s execution, delivery, and performance of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision in Seller’s organizational documents; (b) conflict with or result in a violation or breach of any provision of any Order or Law applicable to Seller, the Business, or any of the Acquired Assets; (c) require the consent, notice, approval, waiver, authorization, or other action by, to, or from any party to an Assigned Contract; (d) conflict with, result in a violation or breach of, constitute a default under, result in acceleration of or create in any party the right to accelerate, terminate, modify, or cancel any obligation or loss of any benefit, in each case, under an Assigned Contract or a transferable Permit; or (e) result in the creation or imposition of any Encumbrance on the Acquired Assets. No consent, notice, approval, Permit, waiver, or authorization is required to be obtained by Seller from any Governmental Authority in connection with the execution, delivery, and performance by Seller of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

4.4  Profit and Loss Statements. Seller has provided to Purchaser a true, correct, and complete copy of the profit and loss statement of Seller for the five-month period ended May 31, 2025 (collectively, the “Profit and Loss Statements”). The Profit and Loss Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Profit and Loss Statements present fairly the results of operations of Seller for the periods therein specified in all material respects.

4.5  Assigned Contracts. With respect to each Assigned Contract: (i) such Assigned Contract is valid and binding in accordance with its terms, subject to the Bankruptcy and Equity Exception, and is in full force and effect; (ii) none of Seller or, to the Knowledge of Seller, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any written or verbal notice or communication of any intention to terminate or modify such Assigned Contract; (iii) to the Knowledge of Seller, no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under such Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder; (iv) neither this Agreement or any of the Ancillary Documents nor the transactions contemplated hereby or thereby will give rise to any bonus, severance, change of control, or similar payment to any Person under such Assigned Contract; (v) a complete and correct copy of such Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) has been delivered to Purchaser; and (vi) there are no material disputes pending or, to the Knowledge of Seller, threatened under such Assigned Contract.

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4.6  Title to the Acquired Assets. Seller is the owner of all rights, properties, and interests in, and has good and marketable title to (which the Parties agree includes having a power of attorney from the prior registered owner to acquire registered title in the Ordinary Course of Business), the Acquired Assets. The Acquired Assets are free and clear of Encumbrances other than Permitted Encumbrances. At the Closing, Purchaser will obtain good and marketable title to the Acquired Assets (which the Parties agree includes having a power of attorney of the kind referred to in the previous sentence). None of the Inventory is held on a consignment basis from or for any other Person.

4.7  Real Property.

(a)  Seller does not own any real property, including any improvements thereon.

(b)  The Lease constitutes all of the leases, subleases, licenses, concessions, and other Contracts (whether written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller uses real property in the Business. Seller has delivered to Purchaser a true and complete copy of the Lease.

(c)  (i) The Lease is valid, binding, enforceable, and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property; (ii) Seller is not in breach or default under the Lease, and to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under the Lease; (iii) Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to the Lease has exercised any termination rights with respect thereto; (iv) Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy the Leased Real Property or any portion thereof; and (v) Seller has not pledged, mortgaged, or otherwise granted an Encumbrance on its leasehold interest in the Leased Real Property and, except for customary subordination, non-disturbance and attornment agreements, has not entered into any agreement with the holder of any mortgage or other security instrument encumbering the Leased Real Property thereunder.

(d)  Seller has not received any uncured notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending, or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending, or threatened zoning, building code, or other moratorium proceedings, or similar matters which could adversely affect the ability to operate or use the Leased Real Property. Neither the whole nor any material portion of the Leased Real Property has been materially damaged or destroyed by fire or other casualty.

4.8  Litigation. There is no (a) Action pending or, to the Knowledge of Seller, threatened against or affecting Seller or pending or, to the Knowledge of Seller, threatened against or affecting any of the Acquired Assets or the transactions contemplated hereby; or (b) to the Knowledge of Seller, governmental investigation pending or threatened against or affecting Seller or the Acquired Assets. Seller is not in default with respect to any Order (x) served upon Seller or (y) that, to the Knowledge of Seller, exists. There is no Action pending, threatened, or contemplated by Seller against any other Person related to the Business.

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4.9  Permits; Compliance with Laws. Seller has all material Permits required to carry on the Business. Seller is in material compliance with the requirements, terms, and conditions of such Permits. Schedule 4.9 sets forth a list of all such material Permits. Seller has not received written or, to the Knowledge of Seller, verbal notice of any material violation of any applicable Law by Seller (including, without limitation, any applicable building, occupancy, zoning, environmental, or other law, ordinance, or regulation) affecting the Acquired Assets or the Business and, to the Knowledge of Seller, there are no such material violations by Seller. To the Knowledge of Seller, Seller is materially complying with all, and is not in violation of any, Laws (including, without limitation, any applicable insurance regulation or other law, ordinance, or regulation) affecting the Business or the Acquired Assets.

4.10  Employee Benefit Plans. There is no pension plan, profit sharing or other employee benefit plan (collectively, “Benefit Plans”) relating to the employees working in the Business, or to which Seller or any of its Affiliates has any obligation to make contributions or has any other liability, that will create liability for Purchaser or encumber any of the Acquired Assets after the Closing.

4.11  Labor and Employment Matters.

(a)  Seller has provided to Purchaser a true, correct, and complete list of all employees working in the Business as of the Signing Date, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and that provides for each such employee the following: (i) name; (ii) hire date; (iii) title or position; (iv) whether full-time or part-time; (v) status as exempt or non-exempt for overtime; (vi) annual base salary or hourly wage rate; and (vii) commission, bonus, or other incentive-based compensation. No employees of the Business are outside of the U.S. All compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees of the Business for services performed prior to the Closing have been or will be paid in full or accrued for payment in the Ordinary Course of Business.

(b)  Seller is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council, or labor organization. There is not, and has not been for the past five (5) years, any union, works council, or labor organization representing or purporting to represent any employee of the Business. To the Knowledge of Seller, no union, works council, or labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)  In the past five (5) years, there have not been any (i) work stoppages, strikes, labor disputes, or other material controversies between Seller and any of its employees; (ii) labor union grievances or organizational efforts; or (iii) unfair labor practice or labor arbitration proceedings pending or threatened.

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(d)  To the Knowledge of Seller, there are no wage and hour claims currently threatened by any employee of the Business.

(e)  No current key employee working in the Business has provided notice to Seller of his or her intent to terminate his or her employment.

(f)  Seller is not a party to any Contract, and Seller has not established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Seller upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(g)  Seller (i) is complying with applicable Laws with respect to employment, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation and hours of work, in each case with respect to its employees; (ii) has withheld and reported all amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Laws applicable to the foregoing; (iv) is not liable for any payment to any trust or other fund governed or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practices); and (v) has no leased employees.

(h)  Seller has properly classified all individuals who perform services for the Business as an employee or independent contractor and as exempt or non-exempt, and there is no Action or proceeding pending or, to the Knowledge of Seller, threatened that challenges such classifications.

(i)  Seller is employing individuals who are lawfully authorized to work in the U.S. and Seller is in compliance with all applicable Laws of the U.S. regarding immigration and/or employment of non-citizen workers. All former and current employees of Seller have accurately completed a Form I-9 (Employment Eligibility Verification Form). No Seller has been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”) or other federal agency charged with administration and enforcement of federal immigration laws concerning it, and no Seller has received any “no match” notices from ICE, the Social Security Administration or the IRS within the twelve (12) months prior to the Closing Date.

(j)  Purchaser shall not have any liability or obligations under or with respect to the Workers Adjustment and Retraining Notification Act in connection with any of the transactions contemplated hereby.

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(k)  The employment of all Persons and officers currently employed by Seller is terminable at will. All material sums due for employee compensation and benefits have been duly and adequately accrued on the financial records of Seller to the extent required by GAAP applied on a consistent basis. All accrued vacation time owing to any employees of Seller has been and is duly and adequately accrued on the accounting records of Seller in accordance with GAAP applied on a consistent basis.

4.12  Environmental Matters.

(a)  Seller is in material compliance with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Acquired Assets and the Leased Real Property under the Leases.

(b)  No Seller has received from any Person, with respect to the Business, the Acquired Assets, or the Leased Real Property, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved and could result in ongoing obligations of Purchaser as of the Closing Date.

(c)  None of the Business or the Acquired Assets or any real property currently or formerly owned, leased, or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)  Schedule 4.12(d) contains, to the Knowledge of Seller, a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business, Acquired Assets, or the Leased Real Property.

(e)  Seller has provided to Purchaser: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models, and other similar documents with respect to the Business or the Acquired Assets or any real property currently or formerly owned, leased, or operated by Seller in connection with the Business which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims, or an Environmental Notice or the release of Hazardous Materials; and (ii) any and all material documents which are in the possession or control of Seller concerning planned or anticipated capital expenditures required to reduce, offset, limit, or otherwise control pollution and/or emissions, manage waste, or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

4.13  Taxes.

(a)  (i) All Taxes shown as due and payable on any Tax Return by or with respect to Seller, the Business or the Acquired Assets have been or will be timely paid in full; (ii) all Tax Returns required to have been filed by or with respect to Seller or the Acquired Assets have been timely filed (taking into account any valid extensions) in accordance with all applicable Laws; (iii) all such Tax Returns are correct and complete in material respects; and (iv) there are no Encumbrances for Taxes upon any Acquired Assets other than Encumbrances for Taxes which are not yet due and payable.

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(b)  No examination or audit relating to Taxes of Seller by any Governmental Authority is currently in progress or, to the Knowledge of Seller, threatened or contemplated. Seller has not been informed by any Governmental Authority that the Governmental Authority believes or claims that Seller was required to file any Tax Return that was not filed.

(c)  Seller has timely and properly collected and maintained all resale certificates, exemption certificates, and other documentation required to qualify for any exemption from the collection of sales Taxes imposed on or due from Seller.

(d)  Seller has not participated in any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(e)  Seller has been properly classified for U.S. federal and applicable state and local income Tax purposes as an entity disregarded as separate from its owner within the meaning of Treasury Regulation Sections 301.7701-2 and -3 (or any similar provision of state or local Law) at all times since the date of its formation.

4.14  Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates.

4.15  No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 4, neither Seller nor any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, the Business, the Acquired Assets, or the operations, assets, liabilities or conditions (financial or otherwise) of Seller or any of its Affiliates or their respective Representatives.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into and perform this Agreement, Purchaser hereby represents and warrants to Seller that the following are true and correct as of the Signing Date:

5.1  Organization and Good Standing. Purchaser is duly organized and in valid existence as a corporation under the Laws of the State of Texas and has the power to own its property and carry on its business as currently conducted.

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5.2  Authorization; Enforceability. Purchaser has full power and authority to make, execute, deliver, and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and each of the Ancillary Documents to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. When each Ancillary Document to which the Purchaser is or will be a party has been duly executed and delivered by Purchaser (assuming due authorization, execution and delivery by the other Parties thereto), such document will constitute a legal and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

5.3  No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement and the applicable Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Purchaser; or (c) require the consent, notice, or other action by any Person under any material Contract to which Purchaser is a party. No consent, notice, approval, Permit, waiver, or authorization is required to be obtained by Purchaser from any Governmental Authority in connection with the execution, delivery, and performance by the Purchaser of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

5.4  Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

5.5  Sufficiency of Funds. Purchaser has sufficient cash or financing commitments (or a combination of both) to enable it to pay or cause to be paid the Purchase Price at the Closing and consummate the transactions contemplated by this Agreement and the Ancillary Agreements (excluding, solely for purposes of this Section 5.5, the Real Estate Purchase Agreement) and to perform all of its obligations hereunder and thereunder.

5.6  Independent Investigation. Purchaser acknowledges and agrees that neither Seller nor any other Person has made any representation or warranty, express or implied, regarding the Business or this Agreement, except as expressly set forth in Article IV (as modified by the Disclosure Schedules). In entering into this Agreement, Purchaser has relied only upon the express representations and warranties of the Seller set forth in Article IV (as modified by the Disclosure Schedules) and Purchaser, on behalf of itself and its Affiliates and their respective Representatives, expressly disclaims reliance on any other statements.

5.7  Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

5.8  No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE 5, none of Purchaser or any other Person makes any other express or implied representation or warranty with respect to the transactions contemplated by this Agreement.

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ARTICLE 6
COVENANTS

6.1  Efforts. Subject to the terms and conditions of this Agreement, from the Signing Date until the Closing or the earlier termination of this Agreement in accordance with ARTICLE 8 (the “Interim Period”), each of the Parties will use its commercially reasonable best efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, Permits, or Orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper, or advisable to: (a) consummate and make effective the transactions contemplated by this Agreement as soon as practicable following the Signing Date and (b) cause the fulfillment as soon as practicable following the Signing Date of all of the conditions to the consummation of the transactions contemplated by this Agreement (except no Party has any obligation to waive any of its closing conditions). Without limiting the foregoing, Purchaser shall use its commercially reasonable best efforts to, as soon as practicable following the Signing Date, (i) obtain requisite approvals from manufacturers for new dealer sales and service agreements to be effective from and after the Closing and (ii) obtain requisite Permits necessary for Purchaser’s ownership and operation of the Business at its current location.

6.2  Operation of the Business. During the Interim Period, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned) or unless otherwise required by this Agreement, Seller will:

(a)  conduct the Business in the Ordinary Course of Business;

(b)  preserve and maintain all material Permits required for the conduct of the Business as currently conducted;

(c)  perform or cause to be performed all of Seller’s obligations under all Assigned Contracts;

(d)  comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; and

(e)  use commercially reasonable efforts to preserve intact the business organization, assets, rights, franchises, goodwill, and relationships with third parties (including lessors, licensors, suppliers, distributors, vendors, and customers) and employees of the Business.

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6.3  Access to Premises and Information during Interim Period.

(a)  During the Interim Period, Seller will permit Purchaser and its Representatives to have (with reasonable notice and during normal business hours) reasonable access to Representatives of Seller and to relevant premises, properties, books, records, Contracts, financial and operating data, and other information and documents reasonably pertaining to the Business, the Acquired Assets, and the Leased Real Property, to make copies of such books, records, Contracts, data, information, and documents as Purchaser may reasonably request, and to install Purchaser Business Systems, on a standby basis, as Purchaser may reasonably request; provided, however, that (i) Purchaser and its Representatives shall conduct such activities in a manner so as not to interfere unreasonably with the operations of the Business; and (ii) Seller shall not be obligated to provide, or cause to be provided, such access or information to the extent that Seller determines, in its reasonable judgment, that doing so would (A) violate any applicable Law or Order, (B) jeopardize the protection of an attorney-client privilege, (C) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis relating to such bids or (D) reveal minutes of the deliberations of the board of directors (or any committee thereof) or manager of Seller or its Affiliates in connection with the transactions contemplated by this Agreement, or the evaluation of possible alternatives thereto or any materials provided to such board, committee or manager in connection therewith (clauses (i) and (ii), the “Information Limitations”).

(b)  Notwithstanding anything else herein, Purchaser may not conduct any Phase I or Phase II environmental inspection and testing without Seller’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(c)  Purchaser shall indemnify, defend, reimburse and hold harmless Seller from and against any Losses incurred or suffered by it based upon or arising from Purchaser’s actions or omissions while accessing its facilities during the Interim Period.

6.4  Acquisition Proposals. During the Interim Period, Seller agrees that it will not, and it will cause its Representatives not to, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any Person (other than Purchaser) relating to any acquisition, sale, financing or recapitalization of all or any significant portion of the Business, whether through purchase of equity interests, purchase of assets, merger, consolidation, recapitalization or other business combination (an “Acquisition Proposal”). For the avoidance of doubt, (i) an Acquisition Proposal concerns only the Business, (ii) an Acquisition Proposal does not encompass any other transaction involving other dealerships which Lazydays Holdings and/or its subsidiaries owns or controls, and (iii) an Acquisition Proposal does not encompass any merger, tender offer or other transaction involving Lazydays Holdings or its stock.

6.5  Confidentiality.

(a)  The Parties acknowledge and agree that the information being exchanged among them in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of that certain Confidentiality Agreement, dated May 20, 2025, by and between Ron Hoover Co. and Lazydays Holdings (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference and which remain in full force and effect. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Business, the Acquired Assets and/or the Leased Real Property, but the obligations under the Confidentiality Agreement with respect to any other confidential information of Seller or its Affiliates shall remain in effect in accordance with its terms.

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(b)  From and after the Closing until the second anniversary of the Closing Date, Seller shall hold, and shall use its respective best efforts to cause its Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Business, except to the extent that such information (i) is generally available to and known by the public through no fault of Seller or its Representatives; (ii) is lawfully acquired by Seller or its Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) is required to be disclosed by applicable securities Laws or listing agreements and rules of stock exchanges. If Seller is required to disclose any information (x) by report, statement, or testimony requested by any Governmental Authority, (y) in response to any summons or subpoena issued by a Governmental Authority in connection with any Action, or (z) in connection with an audit by any taxing authority, Seller shall promptly notify Purchaser in writing of such pending disclosure and, at Purchaser’s request and expense, assist Purchaser and its Affiliates in seeking a protective order or in objecting to such request, summons, or subpoena with regard to the information. If Purchaser does not obtain such relief after a period that is reasonable under the circumstances, Seller may disclose only that portion of the information that Seller is legally required to disclose or else stand liable for contempt or suffer censure or penalty; provided, that (A) Seller shall use best efforts, at Purchaser’s expense, to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information, and (B) Seller shall promptly provide Purchaser with a copy of the information so disclosed.

6.6  Employees and Employee Benefits.

(a)  On the Closing Date, Seller or its applicable Affiliate shall terminate all employees working in the Business, and, at Purchaser’s sole discretion, Purchaser may offer employment, on an “at will” basis, to any or all of such employees effective as of the open of business on the Closing Date. Each employee who accepts Purchaser’s offer of such employment in accordance with this Section 6.6(a) and commences active employment with Purchaser is a “Transferring Employee”. Seller and its Affiliates will be deemed to have waived, for the benefit of each Transferring Employee and Purchaser, all restrictive covenants in favor of Seller and its Affiliates by which such Transferring Employee is bound, if any.

(b)  Seller shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts (including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay) payable to any current or former Representative or independent contractor working in the Business relating to service prior to the Closing, and Seller shall pay all such amounts to all entitled Persons prior to the Closing Date or as required by any applicable arrangement or agreement.

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(c)  Seller shall remain solely responsible for the financial and legal satisfaction of all claims for all health and welfare benefits (including, without limitation, medical, dental, life insurance, health, accident, or disability benefits) brought by or in respect of current or former employees, officers, directors, independent contractors, or consultants working in the Business or the spouses, dependents, or beneficiaries thereof, in each case, which claims relate to events occurring prior to, or as a result of the transactions occurring on, the Closing Date, and Seller shall be responsible for any coverages and liabilities under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as related to Seller’s health and welfare plans. Seller shall remain obligated to maintain its health and welfare plans (in a form that is as close to the current form as possible) until the end of the coverage periods, as required by COBRA, to provide coverage to the qualified beneficiaries and above-referenced parties as contemplated in this Section 6.6(c). Seller also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors, or consultants of the Business which relate to events occurring prior to the Closing Date.

(d)  Seller shall remain obligated to provide each Transferring Employee and their eligible dependents (including any such Transferring Employee’s dependents covered immediately prior to the Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Seller or its applicable Affiliate that provides medical benefits to the Transferring Employee and such eligible dependents through the end of the month in which such Transferring Employee’s employment with Seller terminates. Purchaser shall offer each Transferring Employee and their eligible dependents (including all such Transferring Employee’s dependents covered immediately prior to the Closing by a Benefit Plan that is a group health plan) coverage under a group health plan of Purchaser that provides medical benefits to the Transferring Employee and such eligible dependents effective immediately upon the first day of the month immediately after the month in which such Transferring Employee’s employment with Seller terminates.

(e)  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall confer upon any Transferring Employee or any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, except as expressly set forth herein. Nothing contained in this Section 6.6, express or implied, will be construed to establish, amend or modify any Benefit Plan.

6.7  Restrictive Covenants.

(a)  For a period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, neither Seller nor any other direct or indirect subsidiary of Lazydays Holdings shall, directly or indirectly: (i) engage in or assist any other Person to engage in, or undertake any planning to engage in, directly or indirectly, as an owner or otherwise, any recreational vehicle sales and service dealership business that is competitive with all or any portion of the Business (the “Restricted Business”) anywhere within one hundred (100) miles from the Leased Real Property (the “Territory”); or (ii) have any ownership interest in any entity that engages in the Restricted Business in the Territory.

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(b)  For a period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date, Seller shall not, and shall not permit, cause or encourage any direct or indirect subsidiaries of Lazydays Holdings to, directly or indirectly, (i)(A) employ, hire, engage, or solicit, or receive or accept the performance of services by, any employee working in the Business or who was such an employee at any time within the six (6) month period immediately preceding and including the Closing Date, or (B) cause, solicit, induce, or encourage any such employee working in the Business to terminate, diminish or otherwise modify his or her employment in the Business; provided, however, that nothing in this Agreement shall prohibit Seller from using any public advertisement or other employee search method used by Seller or its Affiliates which does not specifically target any such employee; or (ii) cause, solicit, induce, or encourage any independent contractor or supplier of the Business to terminate, diminish or otherwise modify his, her, or its relationship with the Business.

6.8  Refunds and Remittances. After the Closing, (a) if Seller or any of its Affiliates receive any refund or other amount that is an Acquired Asset or is otherwise due and owing to Purchaser in accordance with the terms of this Agreement, Seller shall promptly remit, or shall cause to be promptly remitted, such amount to Purchaser, (b) if Purchaser or any of its Affiliates receive any refund, account receivable or other amount that is an Excluded Asset or is otherwise properly due and owing to Seller in accordance with the terms of this Agreement, Purchaser shall promptly remit, or shall cause to be promptly remitted, such amount to Seller and (c) each Party shall use commercially reasonable efforts and reasonably cooperate with each other to effectuate the foregoing.

6.9  Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting an Acquired Asset, or any other Acquired Asset, may not be assigned to Purchaser without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.

6.10  Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and any Ancillary Documents, if any, shall be borne and paid when due fifty percent by Seller and fifty percent by Purchaser.

6.12  Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Acquired Assets to Purchaser.

6.13  Press Releases During the Interim Period and from and after the Closing, unless otherwise required by applicable Law or stock exchange requirements, a Party or any of its respective Affiliates or Representatives shall not issue or make any new press release regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party.

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6.14  Books and Records after the Closing. In order to facilitate the resolution of any claims made by or against or incurred by Seller or Purchaser after the Closing, or for any other reasonable purpose, for a period of five (5) years from the Closing:

(a) Seller shall, at its expense: (i) retain the books, records, and files (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing to the extent not included in the Acquired Assets; and (ii) upon reasonable request by Purchaser to Seller, afford Purchaser and its Representatives reasonable access (including the right to make, at Purchaser’s expense, copies), during normal business hours, to such books, records, and files (in each case, subject to the Information Limitations); and

(b)  Purchaser shall, at its expense: (i) retain the books, records, and files (including personnel files) of Purchaser which relate to the Business and its operations for periods prior to the Closing to the extent included within the Acquired Assets; and (ii) upon reasonable request by Seller to Purchaser, afford Seller and its Representatives reasonable access (including the right to make, at Seller’ expense, copies), during normal business hours, to such books, records, and files (in each case, subject to the Information Limitations applied mutatis mutandis for Purchaser’s benefit).

6.15  Potential Cancellations of Warranty Service and Claims About Service. If, after the Closing, a customer of the Business seeks to cancel extended warranty service issued prior to the Closing, or seeks to have new service rendered after Closing based on allegedly improper service rendered by Seller before the Closing: (a) Purchaser will promptly notify Seller of the customer’s communications and actions and direct the customer that the customer should interface with Seller on the matter; and (b) Seller will evaluate the facts and circumstances and seek to address the situation with the customer where warranted.

6.16  Further Assurances. Following the Closing, each Party shall, and shall cause its respective direct or indirect subsidiaries to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions and provide cooperation, as may be commercially reasonable, to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

ARTICLE 7
Conditions to Closing

7.1  Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the fulfillment of each of the following conditions unless, to the extent permitted by Law, waived by the Parties:

(a)  no Governmental Authority having issued any Order, or taken any other action, restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, or having commenced any proceeding for the purpose of obtaining any such Order or injunction; and

(b)  no Law existing which prohibits the consummation of the transactions contemplated by this Agreement.

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7.2  Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement at the Closing is subject to the fulfillment of each of the following conditions, unless, to the extent permitted by applicable Law, waived by Purchaser:

(a)  the representations and warranties of Seller contained in this Agreement being true and correct in all respects as of the Signing Date and as of the Closing as though made on and as of the Closing Date (other than any such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except, in each case, where the failure to be true and correct would not have a Material Adverse Effect;

(b)  Seller having performed and complied with, in all material respects, all agreements, obligations, and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing;

(c)  no Material Adverse Effect having occurred from and after the Signing Date;

(d)  Seller having obtained and delivered to Purchaser the Ancillary Documents set forth in Section 3.2;

(e)  Purchaser’s due diligence investigation of the Business not revealing a Material Adverse Effect; provided, however, unless Purchaser provides written notice to Seller on or before July 9, 2025, that this condition is not fulfilled, this condition shall be deemed fulfilled after such date;

(f)  Purchaser having received all approvals of original equipment manufacturers that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date;

(g)  Purchaser having received all material Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date; and

(h)  the consummation of the transactions contemplated by the Real Estate Purchase Agreement occurring simultaneously with the consummation of the transactions contemplated by this Agreement.

7.3  Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment of each of the following conditions unless, to the extent permitted by Law, waived by Seller:

(a)  the representations and warranties of Purchaser contained in this Agreement being true and correct in all respects as of the Signing Date and as of the Closing as though made on and as of the Closing Date (other than any such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time), except, in each case, where the failure to be true and correct would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Closing in accordance with this Agreement and perform its obligations hereunder;

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(b)  Purchaser having performed and complied with, in all material respects, all agreements, obligations, and covenants contained in this Agreement that are required to be performed or complied with by Purchaser at or prior to the Closing;

(c)  the consummation of the transactions contemplated by the Real Estate Purchase Agreement occurring simultaneously with the consummation of the transactions contemplated by this Agreement; and

(d)  Purchaser having obtained and delivered to Seller the Ancillary Documents set forth in Section 3.3.

ARTICLE 8
Termination

8.1  Termination of Agreement. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)  by mutual written consent of the Parties;

(b)  by Purchaser or Seller if a final non-appealable Order or Law permanently enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Authority of competent jurisdiction;

(c)  by Purchaser or Seller if the Closing has not occurred on or before 5:00 p.m. U.S. local time on August 1, 2025, which date may be extended from time to time by mutual written consent of the Parties (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) will not be available (i) to Purchaser if the failure of Purchaser to fulfill, or breach by Purchaser of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time, and (ii) to Seller if the failure of Seller to fulfill, or breach by Seller of, any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;

(d)  by Seller if (i) any of the representations and warranties of Purchaser contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied, or (ii) Purchaser has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(b) would not be satisfied (in either case, other than as a result of a material breach by Seller of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, will continue unremedied for a period of fifteen (15) days after Purchaser has received written notice from Seller of the occurrence of such failure or breach (provided, that in no event will such fifteen (15) day period extend beyond the Termination Date); or

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(e)  by Purchaser if (i) any of the representations and warranties of Seller contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied, or (ii) Seller has breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied (in either case, other than as a result of a material breach by Purchaser of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty, or obligation cannot be cured or, if curable, will continue unremedied for a period of fifteen (15) days after Seller has received written notice from Purchaser of the occurrence of such failure or breach (provided, that in no event will such fifteen (15) day period extend beyond the Termination Date).

A Party desiring to terminate this Agreement in accordance with this Section 8.1 will give written notice pursuant to Section 10.1 of such termination to the other Party.

8.2  Effect of Termination. In the event of a termination of this Agreement in accordance with Section 8.1, (a) this Agreement will immediately and automatically terminate, other than the provisions of this ARTICLE 8, the Confidentiality Agreement and ARTICLE 10 (collectively, the “Surviving Provisions,” which will survive such termination), (b) Purchaser shall promptly remove Purchaser Business Systems at the Leased Real Property, subject to the Information Limitations, and (c) neither Party to this Agreement will have any further liability to the other Party arising out of this Agreement or the transactions contemplated by this Agreement, except pursuant to the Surviving Provisions; provided that, for the avoidance of doubt, no termination and nothing herein relieves either Party from liability for its breach of or failure to perform its agreements and covenants under this Agreement occurring prior to such termination.

ARTICLE 9
INDEMNIFICATION

9.1  Survival. Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, that (a) the representations and warranties in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization; Enforceability), 4.3 (No Conflicts; Consents), 4.6 (Title to the Acquired Assets), 4.14 (Brokers), 5.1 (Organization and Good Standing), 5.2 (Authorization; Enforceability), and 5.7 (Brokers) shall remain in full force and effect until the date that is three (3) years after the Closing Date, and (b) the representations and warranties in Section 4.13 (Taxes) shall remain in full force and effect for the full period of the applicable statute of limitations (given effect to any waiver, mitigation, or extension thereof) plus ninety (90) days (all such representations and warranties in the foregoing clauses (a) and (b), collectively, the “Fundamental Representations”). All covenants, agreements and obligations of the Parties contained herein shall survive the Closing until the earlier of the period explicitly specified therein or three (3) years after the Closing. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) by notice from an Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant survival period and such claims shall survive until finally resolved.

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9.2  Indemnification by Seller. From and after the Closing, Seller shall indemnify, reimburse, and hold harmless Purchaser and its Affiliates and the Representatives of each of the foregoing (collectively, the “Purchaser Indemnified Parties”) from and against any Losses incurred, suffered or sustained by any of the Purchaser Indemnified Parties arising out of or resulting from:

(a)  any inaccuracy in or breach of any representation or warranty contained in this Agreement or any of the Ancillary Documents;

(b)  any breach or non-fulfillment of any covenant, agreement, or obligation required to be performed by Seller pursuant to this Agreement or any of the Ancillary Documents;

(c)  the Excluded Assets; and/or

(d)  the Excluded Liabilities.

9.3  Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify, reimburse and hold harmless Seller and its Affiliates and the Representatives of each of the foregoing (collectively, the “Seller Indemnified Parties”) from and against any Losses incurred, suffered or sustained by any of the Seller Indemnified Parties arising out of or resulting from:

(a)  any inaccuracy in or breach of any representation or warranty of Purchaser contained in this Agreement or any of the Ancillary Documents;

(b)  any breach or non-fulfillment of any covenant, agreement, or obligation required to be performed by Purchaser pursuant to this Agreement or any of the Ancillary Documents;

(c)  the Acquired Assets; and/or

(d)  the Assumed Liabilities.

9.4  Procedure.

(a)  In the event that a Person entitled to indemnification pursuant to Section 9.2 or 9.3 (as applicable, the “Indemnified Party”) notifies a Person obligated to provide indemnification under this ARTICLE 9 (the “Indemnifying Party”) of any claim for indemnification which does not involve a Third Party Claim, the Indemnifying Party shall, within thirty (30) days after the date of such notice, pay to the Indemnified Party the amount of all Losses payable pursuant to this ARTICLE 9, unless the Indemnifying Party disputes in writing (by delivery of same to the Indemnified Party) the Indemnifying Party’s liability for, or the amount of, any such Losses within such thirty (30) day period, in which case such payment shall be made as provided above in respect of any matters not so disputed and any alleged Losses in respect of the matters so disputed shall be paid within five (5) days after any final determination (by agreement of the Indemnified Party and Indemnifying Party or by a non-appealable final court Order) that the Indemnifying Party is liable therefor pursuant to this ARTICLE 9.

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(b)  In the event that an Indemnified Party receives notice of the assertion by a Person not a Party of any Losses or claims or demands against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will deliver notice thereof (the “Third Party Claim Notice”) to the Indemnifying Party describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (to the extent known) and the amount of such claim (if known); provided, that any estimate of Losses shall not be conclusive of the final amount of such Losses. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this ARTICLE 9 except and only to the extent that the defense of such Third Party Claim by the Indemnifying Party is prejudiced by such failure.

(c)  Except with respect to any Special Claim, the Indemnifying Party shall have thirty (30) days after delivery of the Third Party Claim Notice to notify the Indemnified Party it will undertake, conduct, and control, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and at the Indemnifying Party’s expense (if the Indemnifying Party is liable under the terms of this ARTICLE 9), the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith at the Indemnifying Party’s cost and expense; provided, that: (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party if the Indemnifying Party is liable under the terms of this ARTICLE 9); (ii) the Indemnifying Party shall not pay, compromise, or settle any Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned) unless the proposed payment, compromise, or settlement (A) involves solely the payment of money damages by the Indemnifying Party, (B) includes, as an unconditional term of such payment, compromise, or settlement, an unconditional and irrevocable release by the Person(s) asserting such claim of the Indemnified Parties from all liabilities and obligations with respect to such claim, (C) does not impose any restriction on any of the Indemnified Parties or any injunctive or other equitable relief against any Indemnified Party, and (D) does not include or require a finding or admission of any wrongdoing; and (iii) if the Indemnified Party reasonably determines, based on the advice of counsel to the Indemnified Party, that the Indemnified Party has separate defenses from the Indemnifying Party or that there is a conflict of interest between any Indemnified Party and any Indemnifying Party, then the Indemnified Party shall be permitted to retain special counsel of its own choosing at the expense of the Indemnifying Party (if the Indemnifying Party is liable under the terms of this ARTICLE 9) and to control the defense and settlement thereof. So long as the Indemnifying Party continues to vigorously and diligently defend the Third Party Claim in good faith, the Indemnified Party shall not pay, compromise, or settle such claim without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Agreement, “Special Claim” shall mean any Third Party Claim with respect to which the Indemnified Party is any one or more of the Purchaser Indemnified Parties and that (1) involves any possibility of criminal liability, (2) involves a material manufacturer supplier of the Business, (3) seeks injunctive relief, specific performance, or other equitable relief, or (4) if determined adversely to any of the Purchaser Indemnified Parties, could (together with all other pending claims) reasonably be expected to result in Losses to the Purchaser Indemnified Parties in excess of the Escrow Funds.

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(d)  If the Indemnifying Party does not provide the Indemnified Party notice it will assume the defense of the Third Party Claim within thirty (30) days after delivery of the Third Party Claim Notice or if the Third Party Claim involves a Special Claim, the Indemnified Party shall have the right to control, contest, settle, and/or compromise, through counsel of its own choosing, the Third Party Claim at the Indemnified Party’s own expense; provided, however, the amount agreed to be paid by the Indemnified Party in settlement or compromise of such Third Party Claim without the prior consent of the Indemnifying Party to such payment amount (which such consent shall not be unreasonably withheld or delayed) shall not be deemed determinative of the amount of the indemnification payment owed, if any, by the Indemnifying Party to the Indemnified Party under the terms of this ARTICLE 9.

9.5  Limitations. Except for any action or claim in respect of Fraud, the indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)  The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) or Section 9.3(a), as the case may be, $21,000 (the “Basket”);

(b)  The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a) shall not exceed $210,000 (the “Cap”). Notwithstanding anything herein to the contrary, neither the Basket nor the Cap shall apply to the indemnification rights of the Parties for Losses resulting from breach of any of the Fundamental Representations.

(c)  The aggregate liability of Seller or Purchaser as an Indemnifying Party under any and/or all subsections of Section 9.2 or Section 9.3, as applicable, for Losses shall not exceed the Purchase Price.

(d)  Payments by an Indemnifying Party pursuant to this ARTICLE 9 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting the amount of any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of such Loss.

(e)  An Indemnified Party may not recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant, or agreement in this Agreement.

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9.6  Mitigation of Losses.

(a)  The Indemnified Party shall use, and cause its Affiliates and Representatives to use, commercially reasonable efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to or does give rise to a Loss, including by pursuing recoveries under any insurance policies and any indemnity, contribution or other similar obligations owed by any Person (other than the Indemnifying Party) to the Indemnified Party with respect to such Loss.

(b)  If the Indemnified Party receives any payment from any Person (other than the Indemnifying Party) in respect of a Loss after an indemnification payment is made under this Agreement for the Loss, the Indemnified Party shall promptly repay to the Indemnifying Party the amount of the indemnification payment the Indemnifying Party would not have paid had the payment from the Person (other than the Indemnifying Party) reduced the original indemnification payment in accordance with Section 9.5(d).

9.7  Purchase Price Adjustment; Satisfaction of Indemnification. Any amounts payable under this ARTICLE 9 shall be treated by the Parties as an adjustment to the Purchase Price. All indemnification amounts actually owing hereunder shall be paid by the Indemnifying Party in cash or by delivery of immediately available funds to an account designated by the Indemnified Party in the full amount the indemnification liability.

9.8  Exclusive Remedy. Except for any action or claim in respect of Fraud, from and after the Closing, the remedies provided in this ARTICLE 9 shall be the sole and exclusive remedies of any Party for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise in connection with this Agreement and the transactions contemplated hereby, subject to the terms and limitations set forth in this ARTICLE 9.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1  Notices. Any notice to be made under this Agreement shall be in writing, and shall be deemed to have been given (a) when delivered in person; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the respective address set forth below or at such other address as shall hereafter be designated in writing in the foregoing manner.

If to Seller:	Lazydays RV of Oklahoma, LLC
c/o Lazydays Holdings, Inc.
4042 Park Oaks Boulevard, Suite 350
Tampa, Florida 33610
Attn: Ronald Fleming; Amber Dillard
Emails: [***]; [***]

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with a copy to (which shall
not constitute notice):	Stoel Rives LLP
760 SW Ninth Avenue, Suite 3000
Portland, Oregon 97205
Attn: Will Goodling
Email: [***]

If to Purchaser:	Ron Hoover Companies, Inc.
621 S. Fulton Beach Road, Suite 120
Rockport, Texas 78382
Attn: Chris Hoover
Email: [***]

10.2  Amendment and Waiver. Except as otherwise specifically provided herein, this Agreement (including all schedules and exhibits hereto) may not be amended or waived except, in the case of an amendment, in a writing signed by the Parties or, in the case of a waiver, in a writing executed by the Party so waiving. No course of dealing between or among any Person having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The failure of any Party to exercise or enforce any right or remedy conferred upon it hereunder shall not be deemed to be a waiver of any such or other right or remedy nor operate to bar the exercise or enforcement of any thereof at any time thereafter.

10.3  Entire Agreement. The Parties acknowledge the accuracy of the recitals, which are incorporated by reference herein and are made a part of this Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the exhibits, and the schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement will control.

10.4  Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.5  Governing Law; Jurisdiction. This Agreement and the Ancillary Documents shall be governed by the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware. Each Party hereby irrevocably: (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in New Castle County, State of Delaware (or if such court declines to accept jurisdiction over a particular matter, then in any other state court of the State of Delaware sitting in New Castle County, State of Delaware, that accepts jurisdiction), or the United States District Court for the District of Delaware, and any appellate courts thereof in any Action arising out of or relating to this Agreement or any of the Ancillary Documents; (b) agrees that all claims in respect of such Action may be heard and determined only in any such court; (c) hereby waives any claim of inconvenient forum or other challenge to venue in such court; and (d) agrees not to bring any Action arising out of or relating to this Agreement or any of the Ancillary Documents in any other court.

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10.6  Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER AS CLAIM, COUNTER-CLAIM, AFFIRMATIVE DEFENSE, OR OTHERWISE) IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), ACTIONS OR INACTIONS BY OR AMONG THE PARTIES. EACH PARTY (A) CONSENTS TO TRIAL WITHOUT A JURY OF ANY SUCH LEGAL PROCEEDING, (B) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6. A PARTY MAY FILE A COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.7  Expenses. Except as otherwise specifically provided herein, all fees, costs, and expenses incurred in connection with or related to this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees, costs, or expenses.

10.8  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or assign or delegate any of its rights or obligations hereunder without the prior written consent of the other Party; provided, that (a) Purchaser may, with prior notice to Seller, assign this Agreement and/or assign or delegate any of its rights or obligations to one or more wholly owned subsidiaries of Purchaser, so long as Purchaser remains jointly and severally liable for the performance of its obligations hereunder with such subsidiaries, pursuant to an assignment agreement in a form reasonably acceptable to and approved by Seller, (b) any Party may assign this Agreement and its rights and obligations hereunder to any Person that acquires, whether by merger, purchase of equity, purchase of assets, or otherwise, or is the successor or surviving entity in any such acquisition, merger, or other transaction involving, any Party, and/or (c) Purchaser may, with prior notice to Seller, collaterally assign this Agreement for the benefit of its lenders or creditors. No assignment shall relieve the assigning Party of any of its obligations hereunder.

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10.9  No Third Party Beneficiaries. Except as provided in Section 6.8 and ARTICLE 9, this Agreement is made solely for the benefit of the Parties to this Agreement and their respective successors and permitted assigns, and nothing contained in this Agreement shall be deemed to give any Person any right to enforce any of the provisions of this Agreement, nor shall any of them be a third party beneficiary of this Agreement.

10.10  Specific Performance. Each of the Parties agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to enforce specifically the provisions of this Agreement, including obtaining an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, in any court designated to resolve disputes concerning this Agreement (or, if such court lacks subject matter jurisdiction, in any appropriate state or federal court), this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each Party further agrees not to assert and waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or provide indemnity as a prerequisite to obtaining equitable relief.

10.11  Construction.

(a)  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)  The Parties agree that any drafts of this Agreement or any Ancillary Document prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Ancillary Document, and each of the Parties agrees that no Person, Indemnifying Party, or Indemnified Party shall make any claim, assert any defense, or otherwise take any position inconsistent with the foregoing in connection with any dispute or Action among any of the foregoing or for any other purpose.

(c)  Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the sections or subsections of this Agreement and will not affect the construction hereof.

(d)  Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, (ii) references to the preamble, recitals, an article, section, exhibit, or schedule means a preamble, recital, article, or section of, or exhibit or schedule to, this Agreement, (iii) definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender, (iv) the word “including” means “including, without limitation,” (v) the word “or” is not exclusive and shall mean “and/or,” (vi) any reference to “$” or “dollars” means U.S. dollars, and (vii) references to a particular statute or regulation include all amendments thereto, all rules and regulations thereunder and any successor statute, rule or regulation, in each case, as amended or otherwise modified from time to time.

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(e)  References herein to any Person will include such Person’s heirs, executors, personal representatives, administrators, successors, and permitted assigns; provided, that nothing contained in this clause will authorize any assignment or transfer not otherwise permitted by this Agreement.

(f)  References herein to any obligation under any Contract (including this Agreement) mean such obligation or Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof and hereof.

(g)  With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to and including.”

(h)  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

10.12  Attorneys’ Fees. In any Action instituted by a Party hereto arising in whole or in part under, related to, based on, or in connection with this Agreement or the subject matter hereof, each Party shall be entitled to receive from the non-prevailing Party reasonable attorneys’ fees, costs, and expenses incurred in connection therewith, including any appeals therefrom.

10.13  Counterparts; Transmission. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties may execute this Agreement and the Ancillary Documents by original, electronic, or digital signature. The exchange of copies of the signature pages to this Agreement and the Ancillary Documents, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the Parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGES FOLLOW]

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The Parties have caused this Agreement to be duly executed as of the date first set forth above.

PURCHASER:

Ron Hoover Companies, Inc.
a Texas corporation

By:	/s/ Dustin Hoover
Name:	Dustin Hoover
Title:	VP

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

The Parties have caused this Agreement to be duly executed as of the date first set forth above.

SELLER:

Lazydays RV of Oklahoma, LLC
a Delaware limited liability company

By:	/s/ Ronald K. Fleming
Name:	Ronald K. Fleming
Title:	Interim Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

Exhibit A

To

Asset Purchase Agreement

Definitions

“Action” means any claim, action, cause of action, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (and similar terms and phrases), with respect to the relationship between or among two (2) or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement, or otherwise.

“Ancillary Documents” means the Bill of Sale and Assignment and Assumption Agreement, the Flow of Funds Memorandum, the Real Estate Purchase Agreement, and the other agreements, instruments, certificates, and documents required to be delivered under or pursuant to this Agreement.

“Business Day” means any day of the year other than: (A) any Saturday or Sunday; or (B) any other day on which banks located in Tampa, Florida, are authorized or required by applicable Law to close.

“Business Intellectual Property” means all Intellectual Property that is owned by Seller or that relates to, or is used or held for use in connection with, the Business.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all legally binding agreements, commitments and arrangements, whether written or oral.

“Encumbrance” means any pledge, hypothecation, lien (statutory or other), security interest, mortgage, easement or similar encumbrance.

“Environmental Claim” means any Action, Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability arising out of, based on, or resulting from: (a) the presence, release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law.

“Environmental Laws” means any Law, and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law.

“Fraud” means intentional fraud with respect to the making of a representation and warranty contained in this Agreement. “Fraud” does not include any other form of fraud or misrepresentation (whether reckless, negligent, constructive or otherwise).

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, mediator, court, or tribunal of competent jurisdiction.

“Hazardous Material” means: (A) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (B) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, urea formaldehyde, polychlorinated biphenyls, and per- and poly-fluoroalkyl substances.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests, and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered.

“Inventory” means all inventory (including, without limitation, all recreational vehicles), finished goods, raw materials, packaging, supplies, parts, and other inventories of the Business, including those in transit to the Business.

“Knowledge of Seller” or any other similar knowledge qualification means, as to a particular matter, the actual knowledge of Amber Dillard.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lazydays Holdings” means Lazydays Holdings, Inc., a Delaware corporation, an Affiliate of Seller.

“LD Real Estate” means LD Real Estate, LLC, a Delaware limited liability company, an Affiliate of Seller.

“Lease” means the Lease, dated December 29, 2023, between LD Real Estate, as landlord, and Seller, as tenant, as amended, restated, or otherwise modified from time to time in accordance with its terms.

“Losses” means losses, damages, penalties, fines, liabilities, costs or expenses, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include punitive damages except to the extent actually awarded to a Governmental Authority or other Person not a Party.

“Material Adverse Effect” means any event, occurrence, fact, effect, condition, or change that is materially adverse to (A) the Acquired Assets, considered as a whole, or (B) the ability of Seller to consummate the transactions contemplated hereby in accordance with this Agreement; provided, however, that such determination shall exclude any event, occurrence, fact, effect, condition, or change to the extent resulting from: (1) general economic or political or governmental conditions or actions or inactions; (2) conditions generally affecting the recreational vehicle dealership industry; (3) any changes in financial or securities markets; (4) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (5) natural disasters, pandemics, epidemics, disease outbreaks, or other calamity, crisis or emergency or any governmental or other response to any of the foregoing; (6) changes in Laws; (7) any matter disclosed in the Disclosure Schedules or of which Purchaser is otherwise aware as of the Signing Date; (8) the taking of any action (or omitting to take action) to the extent required or permitted by this Agreement or consented to in writing by Purchaser; and (9) any event, change or effect resulting from the breach of this Agreement by Purchaser.

“NADA” means National Automobile Dealers Association.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by, before, or with any Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of the operation of such Person’s business, consistent with such Person’s past customs and practices.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” means (A) liens for Taxes not yet due and payable; (B) mechanics’, carriers’, workmen’s, repairmen’s, or similar statutory liens arising or incurred in the Ordinary Course of Business, the existence of which would not and do not constitute an event of default under, or breach of, a Contract; and (C) easements, rights of way, zoning ordinances, and other similar encumbrances of record affecting title to, but not adversely affecting the value of, or the current occupancy or use of, real property in any material respect.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity or organization.

“Purchaser Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes that are owned or used by or for Purchaser.

“Real Estate Purchase Agreement” means that certain Real Estate Purchase Agreement, dated as of the Signing Date, by and between LD Real Estate, as seller, and Purchaser, as purchaser, for the sale and purchase of the Leased Real Property, as amended, restated, or otherwise modified from time to time.

“Representative” means, with respect to any Person, any and all directors, officers, managers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“recreational vehicles” means recreational vehicles, motorhomes and trailers and similar vehicles.

“Secured Debt” means all debt of Seller, including all obligations in respect of principal, accrued or unpaid interest, penalties, breakage costs, fees, and premiums or other similar costs, fees, or expenses (if any), including under any capital or finance leases, secured by Encumbrances on any Acquired Assets.

“Software” means any and all: (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; and (C) related documentation and materials.

“Tax” or “Taxes” means (A) any federal, state, local, or foreign income, gross receipts, franchise, sales, payroll, or other tax, similar governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Law or Governmental Authority, whether disputed or not, (B) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any Contract or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person (excluding any Contract or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), (C) any liability for the payment of any amounts as a result of being a party to any tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of any amounts of any of the foregoing types as a result of any express or implied obligation to indemnify any other Person (excluding any Contract or arrangement entered into in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), and (D) any liability for the payment of any of the foregoing types as a successor, transferee or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Fees” means all costs, expenses, and liabilities incurred by, paid by, or to be paid by, Seller in connection with this Agreement, any of the Ancillary Documents, and/or the transactions contemplated hereby or thereby, including (A) any fees and expenses of investment bankers, brokers, financial advisors, legal counsel, accountants, other professional advisors, or any other Representative of Seller or its Affiliates, (B) any Taxes payable in connection with the transactions contemplated hereby (except as otherwise expressly allocated herein), and (C) all payments, fees, expenses, costs, charges, commissions and other liabilities (including management, employment, retention, bonus, sale, change in control, severance, and similar payments of Seller triggered, in whole or in part, as a result of the transactions contemplated by this Agreement and/or any Ancillary Document, including the employer portion of any employment, payroll, social security, unemployment, or similar Taxes related to all such amounts) incurred or otherwise payable by Seller at or prior to the Closing in connection with this Agreement and the consummation of the transactions contemplated by this Agreement and/or any Ancillary Document.

“Treasury Regulations” means the regulations currently in force as final or temporary that have been issued by the U.S. Department of the Treasury under its authority under the Code, and any successor regulations.

“U.S.” means United States of America.

“Unpaid Secured Debt” means any Secured Debt, or portions thereof (including, for the avoidance of doubt, any Secured Debt which becomes payable as a result of the consummation of the transactions contemplated hereby), that is not paid in full prior to the Closing.

“Unpaid Transaction Fees” means any Transaction Fees, or portions thereof, incurred with respect to periods ending on or prior to the Closing (including for the avoidance of doubt, any Transaction Fees which become payable as a result of the consummation of the transactions contemplated hereby) that are not paid in full prior to the Closing.

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